Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

AMENDMENT NO. 1, dated December 21, 2004, to Rights Agreement (the “Rights Agreement”), dated July 31, 2000, between OSI Systems, Inc., a California corporation (“Company”), and U.S. Stock Transfer Corporation, as rights agent (the “Rights Agent”). The parties agree as follows:

1. Capitalized terms not otherwise defined herein will have the respective meanings given them in the Rights Agreement.

2. Section 1(a) of the Rights Agreement is amended in its entirety to read as follows:

“Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 10% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, any entity holding Common Shares for or pursuant to the terms of any such plan or any Person who or which is the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding on the date of this Agreement, until such time hereafter as any of such Persons shall become the Beneficial Owner of any additional Common Shares of the Company (other than by means of a stock dividend, stock split or other pro rata distribution of securities of the Company and other than pursuant to any employee benefit plan of the Company or the exercise of options or other rights granted thereunder). Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares of the Company outstanding, increases the proportionate number of Common Shares of the Company beneficially owned by such Person to 10% or more of the Common Shares of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than by means of a stock dividend, stock split or other pro rata distribution of securities of the Company and other than pursuant to any employee benefit plan of the Company or the exercise of any options or other rights granted thereunder), then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares of the Company if (x) such Person becomes the Beneficial Owner of 10% or more (but less than 20%) of the Common Shares of the Company then outstanding, and (y) such Person has reported or is permitted to report such ownership on Schedule 13G under the Exchange Act in effect on the date of the Agreement (or any comparable or successor report). Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an

“Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement. For purposes of the computations contemplated by this Section 1(a), the outstanding Common Shares as of any given date shall be deemed to include the number of Common Shares actually outstanding on such date, plus the number of Common Shares not actually outstanding on such date of which the Person in question is or is deemed to be the Beneficial Owner on such date.

3. Except as set forth herein, the Rights Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Amendment No. 1 as of the date first written above.

OSI SYSTEMS, INC.		U.S. STOCK TRANSFER CORPORATION

By:	/s/ Victor Sze	By:	/s/ Richard Brown
Name:	Victor Sze	Name:	Richard Brown
Its:	Executive Vice President & General Counsel	Its:	Vice President

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